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EXHIBIT 4.9

SSP SOLUTIONS, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT

        This Non-Qualified Stock Option Agreement (this "Agreement") is made and entered into by and between SSP Solutions, Inc., a Delaware corporation ("Company"), and Nefilim Associates, LLC, a Massachusetts limited liability company ("Optionee"), as of March 4, 2002 ("Date of Grant").

        The Board of Directors approved the Company's entry into an Independent Contractor Services Agreement dated as of December 3, 2001 ("Services Agreement"). The Services Agreement provides for the issuance of options to the Optionee at the times and upon the terms described in the Services Agreement. In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee agree as follows:

        1.    Grant of Option.    Pursuant to paragraph 2(a) of the Project Assignment that is attached as Exhibit A to the Services Agreement, the Company hereby grants to the Optionee the right and option ("Option") to purchase up to an aggregate of six thousand two hundred fifty (6,250) shares (such number being subject to adjustment as provided in paragraph 9 below) of the Common Stock of the Company ("Stock") on the terms and conditions herein set forth. This Option shall vest and may be exercised in whole or in part and from time to time as hereinafter provided. The Option granted under this Agreement is not intended to be an "incentive stock option" as set forth in Section 422 of the Internal Revenue Code of 1986, as amended ("Code").

        2.    Vesting of Option.    The Option shall vest and become exercisable in full on the Date of Grant.

        3.    Purchase Price.    The price at which the Optionee shall be entitled to purchase the Stock covered by the Option shall be $2.61 per share (such number being subject to adjustment as provided in paragraph 9 below).

        4.    Term of Option.    The Option granted under this Agreement shall expire, unless otherwise exercised, at the normal close of business of the Company on the day immediately preceding the second anniversary of the Date of Grant ("Expiration Date").

        5.    Exercise of Option.    The Option may be exercised by the Optionee as to all or any part of the Stock then vested by delivery to the Company of written notice of exercise and payment of the purchase price as provided in paragraphs 6 and 7 below.

        6.    Method of Exercising Option.    Subject to the terms and conditions of this Agreement, the Option may be exercised by timely delivery to the Company of written notice, which notice shall be effective on the date received by the Company ("Effective Date"). The notice shall state the Optionee's election to exercise the Option, the number of shares in respect of which an election to exercise has been made, the method of payment elected (see paragraph 7 below), the exact name or names in which the shares will be registered and the taxpayer identification number of the Optionee. The notice shall be signed by the Optionee and shall be accompanied by payment of the purchase price of such shares. All shares delivered by the Company upon exercise of the Option shall be fully paid and nonassessable upon delivery.

        7.    Method of Payment for Options.    Payment for shares purchased upon the exercise of the Option shall be made by the Optionee in cash.

        8.    Nontransferability.    The Option granted by this Option Agreement shall be exercisable only during the term of the Option provided in paragraph 4 above. This Option shall not be transferable by the Optionee or any other person claiming through the Optionee, either voluntarily or involuntarily.

        9.    Adjustments of Exercise Price and Number of Shares Purchasable.    The Exercise Price and the number and kind of shares purchasable upon the exercise of the Option are subject to adjustment from time to time upon the occurrence of the events specified in this paragraph 9. If, by reason of any merger, consolidation, combination, liquidation, reorganization, recapitalization, stock dividend, stock split, split-off, spin-off, combination of shares, exchange of shares, or other similar changes in the capital structure of the Company (each, a "Reorganization"), the outstanding securities of the same class as the Stock (the "Option Share Class of Securities") are substituted or exchanged for, combined or changed into any cash, property or other securities or into a greater or lesser number of shares, the number and/or kind of shares and/or interests subject to the Option and the Exercise Price shall be appropriately adjusted to prevent dilution or enlargement of the rights of the Optionee so that, thereafter, the Option shall be exercisable for the securities, cash and/or other property that would have been received in respect of the Stock if the Option had been exercised in full immediately prior to such event. Such adjustments shall be made successively whenever any event described in the foregoing sentence occurs.

        10.    Delivery of Shares.    No shares of Stock shall be delivered upon exercise of the Option until (i) the purchase price has been paid in full in the manner herein provided; (ii) applicable taxes required to be withheld have been paid or withheld in full; (iii) approval of any governmental authority required in connection with the Option, or the issuance of shares thereunder, has been received by the Company; and (iv) if required by the Committee, the Optionee has delivered to the Committee an Investment Letter in form and content satisfactory to the Company as provided in paragraph 11 below.

        11.    Securities Act.    The Company shall not be required to deliver any shares of Stock pursuant to the exercise of all or any part of the Option if, in the opinion of counsel for the Company, the issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations. The Committee may require that the Optionee, prior to the issuance of any shares pursuant to exercise of the Option, sign and deliver to the Company a written statement ("Investment Letter") stating (i) that the Optionee is purchasing the shares for investment and not with a view to the sale or distribution thereof; (ii) that the Optionee will not sell any shares received upon exercise of the Option or any other shares of the Company that the Optionee may then own or thereafter acquire except either (a) through a broker on a national securities exchange or (b) with the prior written approval of the Company; and (iii) containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act of 1933 or other applicable federal or state securities laws and regulations. The Investment Letter shall be in form and content acceptable to the President of the Company in his sole discretion.

        12.    Federal and State Taxes.    Upon exercise of the Option, or any part thereof, the Optionee may incur certain liabilities for federal, state or local taxes, and the Company may be required by law to withhold taxes for payment to taxing authorities. Upon determination by the Company of the amount of taxes required to be withheld, if any, with respect to the shares to be issued pursuant to the exercise of the Option, the Optionee shall pay all federal, state and local tax withholding requirements to the Company.

        13.    Obligation to Exercise.    The Optionee shall have no obligation to exercise any option granted by this Agreement.

        14.    Governing Law.    This Agreement shall be interpreted and administered under the laws of the State of California, without regard to choice of law principles. The Company and the Optionee hereby consent, in any dispute, action, litigation, or other proceeding concerning the Option (including arbitration) to the jurisdiction of the courts of California, with the County of Orange being the sole venue for the bringing of the action or proceeding.

        15.    Amendments.    This Agreement may be amended only by a written agreement executed by the Company and the Optionee. The Company and the Optionee acknowledge that changes in federal tax laws enacted subsequent to the Date of Grant, and applicable to stock options, may provide for tax benefits to the Company or the Optionee. In that event, the Company and the Optionee agree that this Agreement may be amended as necessary to secure for the Company and the Optionee any benefits that may result from that legislation. Any amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.

        IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be duly executed by their respective duly authorized representatives on or about June 13, 2002, to reflect the grant of the Option that occurred effective as of the date first above written. This Agreement supersedes and replaces the Notice of Option Grant provided to Optionee on or about May 23, 2002.

SSP SOLUTIONS, INC. a Delaware corporation		NEFILIM ASSOCIATES, LLC Optionee
By:	/s/ THOMAS E. SCHIFF Thomas E. Schiff, Chief Financial Officer	By:	/s/ ALEXANDER T. TENNANT Alexander T. Tennant, Managing Member

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  EXHIBIT 4.9
SSP SOLUTIONS, INC. NON-QUALIFIED STOCK OPTION AGREEMENT